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Computation of Ratios                                               Exhibit 12.1

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

Calculation of Earnings:                                                         2002          2001          2000
------------------------                                                         ----          ----          ----
          Income from continuing operations before income taxes, minority
            interest and gain on sale of assets and other provisions, net       20,697        12,305        17,283
          Less:  Equity in earnings                                             (3,138)       (3,653)       (1,251)
          Add:  Gain on sale of assets and other provisions, before tax         (1,009)       (7,435)       24,921
                                                                                -----------------------------------
          Income from continuing operations before income taxes, adjustments
            for minority interest and income from equity investees              16,550         1,217        40,953

          Additions:
            Fixed Charges
               Interest Expense                                                 14,628        19,185        26,213
               Capitalized Interest                                                196           762         2,341
                                                                                ----------------------------------
                                                                                14,824        19,947        28,554


          (1)  Amortization of capitalized interest                                417           413           394
          (2)  Distributed income of equity investees                            3,138         3,653         1,251

               Subtractions:
                 Capitalized Interest                                             (196)         (762)       (2,341)
                                                                                -----------------------------------
               Adjusted Earnings                                                34,733        24,468        68,811
                                                                                -----------------------------------
               Fixed Charges (from above)                                       14,824        19,947        28,554

               Ratio of Earnings to Fixed Charges                                 2.34          1.23          2.41

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          (1)  Represents an estimate of capitalized interest costs based on the
               Partnership's established depreciation policy and an analysis of interest costs capitalized since 1996 (the year in which CarrAmerica Realty, L.P. began significant development activity).

          (2) Represents an estimate of distributed income. Amount is based upon equity in earnings for each period due to the fact that distributions exceeded equity in earnings for each period.